PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 41 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                                  March 6, 2000
                                                                  Rule 424(b)(3)
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                             -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

     These notes will be combined with our Medium-Term Notes, Series C (Senior Floating Rate Notes) Due February 21, 2003, issued on February 22, 2000, with the CUSIP 61745EPA3, and offered pursuant to pricing supplement No. 39, dated February 14, 2000, to the accompanying prospectus and prospectus supplement. Both these notes and the notes issued on February 22, 2000 in a combined principal amount of $600,000,000 will bear the CUSIP 61745EPA3.

Principal Amount:          $250,000,000

Maturity Date:             February 21, 2003

Interest Accrual
   Date:                   February 22, 2000

Interest Payment
   Dates:                  Each February 21,
                           May 21, August 21,
                           and November 21,
                           commencing May 21,
                           2000


Initial Interest Rate:     6.31%

Base Rate:                 LIBOR

Index Maturity:            3 Months

Spread
(Plus or Minus):           Plus 0.20% per annum

Index Currency:            U.S. Dollars

Interest Payment
   Period:                 Quarterly

Specified Currency:        U.S. Dollars

Issue Price:               100%, plus an amount
                           equal to the Interest
                           Rate applied to the
                           Principal Amount
                           accrued from and
                           including February 22,
                           2000 to but excluding
                           the Settlement Date

Settlement Date
   (Original Issue Date):    March 9, 2000

Initial Interest Reset
   Date:                     May 21, 2000

Interest Reset Dates:        Same as Interest
                             Payment Dates

Interest Reset Period:       Quarterly

Interest Determination
   Dates:                    Two London banking
                             days prior to each
                             Interest Reset Date

Reporting Service:           Telerate (Page 3750)

Book Entry Note or
   Certificated Note:        Book Entry Note

Senior Note or
   Subordinated Note:        Senior Note

Agent:                       Morgan Stanley &
                             Co. Incorporated

Calculation Agent:           The Chase
                             Manhattan Bank

Minimum Denomination:        $1,000

CUSIP:                       61745EPA3

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER